Exhibit 10.25

EXECUTION VERSION

Wells Fargo Bank, National Association Wells Fargo Securities, LLC 550 S. Tryon Street, 6th Floor Charlotte, NC 28202	Bank of America, N.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated 214 N. Tryon Street Charlotte, NC 28255	JPMorgan Chase Bank, N.A. 383 Madison Ave. New York, NY 10179

Capital One, National Association 1680 Capital One Drive 10th Floor McLean, VA 22102	PNC Bank, National Association PNC Capital Markets LLC The Tower at PNC Plaza 300 Fifth Avenue Pittsburgh, PA 15222-2724	Citizens Bank, N.A. 1215 Superior Avenue Cleveland, OH 44114

CONFIDENTIAL

May 3, 2017

JBG SMITH Properties LP
c/o JBG SMITH Properties

2345 Crystal Drive, Suite 1100

Arlington, Virginia 22202

Re:	Commitment Letter
$1.40 Billion Senior Unsecured Credit Facilities

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, the “Wells Fargo Parties”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with any affiliates it deems appropriate to provide the services contemplated herein, “MLPF&S” and, together with Bank of America, the “Bank of America Parties”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Capital One, National Association (“Capital One”), PNC Bank, National Association (“PNC Bank”), PNC Capital Markets LLC (“PNC Capital” and, together with PNC Bank, the “PNC Parties”) and Citizens Bank, N.A. (“Citizens”) (the Wells Fargo Parties, the Bank of America Parties, JPMorgan, Capital One, the PNC Parties and Citizens are herein sometimes collectively referred to as the “Bank Parties” or “we” or “us”) that JBG SMITH Properties LP (the “Borrower” or “you”), seeks financing for ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet”).  This Commitment Letter (as defined below) describes the general terms and conditions for senior unsecured credit facilities of up to $1.40 billion to be provided to the Borrower consisting of (a) a five and one-half-year term loan facility of up to $200 million (the “Term A-1 Loan Facility”), (b) a seven-year term loan facility of up to $200 million (the “Term A-2 Loan Facility”, and, collectively with the Term A-1 Loan Facility, the “Term Loan Facilities”) and (c) a revolving credit facility of up to $1.0 billion (the “Revolving Credit Facility” and, collectively with the Term Loan Facilities, the “Senior Credit Facilities”).

As used herein, the term “Transactions” means, collectively, the combination transactions described in and made pursuant to that certain Master Transaction Agreement dated as of October 31, 2016 by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., and JBG/Operating Partners, L.P. (the “Master Transaction Agreement”), the initial borrowings and other extensions of credit under the Senior Credit Facilities, and the payment of fees, commissions and expenses in connection therewith.  This letter, including the Term Sheet, is hereinafter referred to as the “Commitment Letter”.  The date on which the Senior Credit Facilities are closed is referred to as the “Closing Date”.

1.                                      Commitment Letter.

(a)                                 You have requested that Wells Fargo Bank, Bank of America, JPMorgan, Capital One, PNC Bank and Citizens (collectively, the “Lead Lenders”) commit to provide a portion of the Senior Credit Facilities.  Based upon and subject to the terms and conditions of this Commitment Letter, including without limitation, the terms and conditions contained in the Term Sheet:

(i)                                     Wells Fargo Bank hereby commits to provide $225 million of the aggregate principal amount of the Revolving Credit Facility and the Term A-1 Loan Facility (to be allocated ratably between the Revolving Credit Facility and the Term A-1 Loan Facility) and $50 million of the aggregate principal amount of the Term A-2 Loan Facility (the “Wells Fargo Commitment”);

(ii)                                  Bank of America hereby commits to provide $250 million of the aggregate principal amount of the Revolving Credit Facility and the Term A-1 Loan Facility (to be allocated ratably between the Revolving Credit Facility and the Term A-1 Loan Facility)  (the “Bank of America Commitment”);

(iii)                               JPMorgan hereby commits to provide $250 million of the aggregate principal amount of the Revolving Credit Facility and the Term A-1 Loan Facility (to be allocated ratably between the Revolving Credit Facility and the Term A-1 Loan Facility) (the “JPMorgan Commitment”);

(iv)                              Capital One hereby commits to provide $175 million of the aggregate principal amount of the Revolving Credit Facility and the Term A-1 Loan Facility (to be allocated ratably between the Revolving Credit Facility and the Term A-1 Loan Facility) and $50 million of the aggregate principal amount of the Term A-2 Loan Facility (the “Capital One Commitment”);

(v)                                 PNC Bank hereby commits to provide $150 million of the aggregate principal amount of the Revolving Credit Facility and the Term A-1 Loan Facility (to be allocated ratably between the Revolving Credit Facility and the Term A-1 Loan Facility) and $50 million of the aggregate principal amount of the Term A-2 Loan Facility (the “PNC Commitment”);

(vi)                              Citizens hereby commits to provide $150 million of the aggregate principal amount of the Revolving Credit Facility and the Term A-1 Loan Facility (to be allocated ratably between the Revolving Credit Facility and the Term A-1 Loan Facility) and $50 million of the aggregate principal amount of the Term A-2 Loan Facility (the “Citizens Commitment” and together with the Wells Fargo

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Commitment, the Bank of America Commitment, the JPMorgan Commitment, the Capital One Commitment and the PNC Commitment, the “Commitments”).

The Commitments of the Lead Lenders are several and not joint and several, and no Lead Lender shall have any liability for the failure of any other Lead Lender to provide its Commitment.

(b)

(i)                                     Wells Fargo Securities, MLPF&S and  JPMorgan, each acting alone or through or with affiliates selected by it, will act as joint lead bookrunners (each, in such capacities, a “Revolving Credit Bookrunner” and, collectively, the “Revolving Credit Bookrunners”), and Wells Fargo Securities, MLPF&S, JPMorgan, Capital One, PNC Capital and Citizens, each acting alone or through or with affiliates selected by it, will act as joint lead arrangers (each, in such capacities, a “Revolving Credit Arranger” and, collectively, the “Revolving Credit Arrangers”), in connection with arranging and syndicating the Revolving Credit Facility;

(ii) Wells Fargo Securities, MLPF&S and  JPMorgan, each acting alone or through or with affiliates selected by it, will act as joint lead bookrunners (each, in such capacities, a “Term A-1 Bookrunner” and, collectively, the “Term A-1 Bookrunners”), and Wells Fargo Securities, MLPF&S, JPMorgan, Capital One, PNC Capital and Citizens, each acting alone or through or with affiliates selected by it, will act as joint lead arrangers (each, in such capacities, a “Term A-1 Arranger” and, collectively, the “Term A-1 Arrangers”), in connection with arranging and syndicating the Term A-1 Loan Facility; and

(iii) Wells Fargo Securities, Capital One, PNC Capital and Citizens, each acting alone or through or with affiliates selected by it, will act as joint lead bookrunners (each, in such capacities, a “Term A-2 Bookrunner” and, collectively, the “Term A-2 Bookrunners”, and together with the Revolving Credit Bookrunners and the Term A-1 Bookrunners, each a “Bookrunner” and collectively, the “Bookrunners”), and Wells Fargo Securities, Capital One, PNC Capital and Citizens, each acting alone or through or with affiliates selected by it, will act as joint lead arrangers (each, in such capacities, a “Term A-2 Arranger” and, collectively, the “Term A-2 Arrangers”, and together with the Revolving Credit Arrangers and the Term A-1 Arrangers, each an “Arranger” and collectively, the “Arrangers”), in connection with arranging and syndicating the Term A-2 Loan Facility.

You acknowledge and agree that (i) the commitments of JPMorgan to act as a co-syndication agent and to provide the Revolving Facility and the Term A-1 Loan Facility may be assumed by an affiliated bank and (ii) JPMorgan, in its capacity as a Bookrunner and/or as an Arranger, may perform its responsibilities hereunder through one or more of its affiliates, including J.P. Morgan Securities LLC.

Wells Fargo Securities will have “left” and “highest” placement in any and all marketing materials and documentation used in connection with the Senior Credit Facilities and shall hold the leading role and responsibilities conventionally associated with “left” and “highest” placement, including maintaining sole physical books in respect of the Senior Credit Facilities.  MLPF&S and JPMorgan will each have the top “right” and second “highest” placement and shall appear (with MLPF&S appearing to the left of JPMorgan) at the same level as Wells Fargo Securities in any and all marketing materials and documentation used in connection with the Senior Credit Facilities.  The Revolving Credit Bookrunners shall use their commercially reasonable efforts to secure commitments for the Revolving Credit Facility, the Term A-1 Bookrunners shall use their commercially reasonable efforts to secure commitments for the Term A-1 Loan Facility and the Term A-2 Bookrunners shall use their commercially reasonable efforts to secure commitments for the Term A-2 Loan Facility, in each case, from a syndicate of banks, financial institutions and other entities (such banks, financial institutions and other entities committing to each such

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Senior Credit Facility, including the Lead Lenders, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter.  The applicable Bookrunners shall have the right, in consultation with you, to award the titles to other co-agents or arrangers who are Lenders that provide (or whose affiliates provide) commitments in respect of the Revolving Credit Facility, the Term A-1 Loan Facility or the Term A-2 Loan Facility, as applicable; provided, that no other agent, co-agent, bookrunner or arranger other than the Bookrunners and the Arrangers shall have rights in respect of the management of the syndication of the Senior Credit Facilities.  No additional agents, co-agents, bookrunners or arrangers will be appointed and no other titles will be awarded without the prior written consent of the Bookrunners.

(c)                                  Wells Fargo Bank will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities.

(d)                                 Bank of America and JPMorgan will act as co-syndication agents with respect to the Revolving Credit Facility and the Term A-1 Loan Facility and Capital One, PNC Bank and Citizens will act as co-syndication agents for the Term A-2 Loan Facility (collectively, in such capacities, the “Syndication Agents”).

(e)                               Effective upon your agreement to and acceptance of this Commitment Letter and until the later of (x) the expiration or termination of this Commitment Letter and (y) the sixtieth (60th) day after the Closing Date, you will not (nor will JBG Smith Properties (the “REIT”) or any of your or its subsidiaries) solicit, initiate, entertain or permit, or enter into any discussions with any other bank, investment bank, financial institution, person or entity in respect of any structuring, arranging, underwriting, offering, placing, or syndicating of all or any portion of the Senior Credit Facilities or any other senior credit financing similar to, or as a replacement of, all or any portion of the Senior Credit Facilities (other than procurement of (x) property-level secured debt (including customary recourse and non-recourse guarantees thereof) by the REIT, the Borrower or any of their subsidiaries or (y) debt securities issued by the Borrower convertible into common or preferred equity of the REIT that could not reasonably be expected to compete with the syndication of, or could impair the syndication of, the Senior Credit Facilities) without our prior written consent.  For clarity, the requirements of this Section 1(e) and Section 2(b) below shall not apply to any structuring, arranging, underwriting, offering, placing, or syndicating of (x) any financing for Vornado Realty Trust, Vornado Realty L.P. or any of their subsidiaries (or assets thereof) that will not be the REIT or any subsidiary of the REIT (or assets thereof) on or after the Closing Date or (y) any common equity and convertible preferred equity issuances.

2.                                      Conditions.  The Commitments of the Lead Lenders and the undertakings of the Bookrunners and the Arrangers hereunder are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to the Bank Parties:

(a)                                 your written acceptance, and compliance with the terms and conditions, of fee letters dated the date hereof from the applicable Bank Parties to you (the “Fee Letters”) pursuant to which you agree to pay, or cause to be paid, to the Bank Parties for their respective accounts and for the account of the Lenders certain fees and expenses and to fulfill certain other obligations in connection with the Senior Credit Facilities;

(b)                                 after the date hereof and until the Closing Date, neither the REIT nor the Borrower, nor any of their subsidiaries shall have announced, offered, arranged, syndicated or issued any debt securities (including convertible debt securities) or bank financing (other than (x) the Senior Credit Facilities, (y) procurement of property-level secured debt (including customary recourse and non-recourse guarantees thereof) by the REIT, the Borrower or any of their subsidiaries or (z) debt securities issued by the Borrower convertible into common or preferred equity of the REIT that could not reasonably be expected

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to compete with the syndication of, or could impair the syndication of, the Senior Credit Facilities) without our prior written consent;

(c)                                  since December 31, 2016, there not having occurred any material adverse change in the business, assets, liabilities, financial condition or results of operations of the REIT, the Borrower and their subsidiaries (taken as a whole), the Vornado Included Interests or the JBG Included Interests (as such terms are defined in the Master Transaction Agreement);

(d)                                 our having completed confirmatory legal and ERISA due diligence concerning the REIT, the Borrower and their subsidiaries, the Vornado Included Interests and the JBG Included Interests, in each case, in scope and with the results in all respects reasonably satisfactory to the Arrangers;

(e)                                  the accuracy and completeness in all material respects of all representations and warranties that the REIT, the Borrower and their affiliates make in writing to the Bank Parties and your compliance in all material respects with the terms of this Commitment Letter and the Fee Letters;

(f)                                   the satisfaction of all other conditions described herein, in the Term Sheet and in the Fee Letters;

(g)                                  the Arrangers shall have received (i) at least 15 days prior to the Closing Date, (x) audited consolidated financial statements of the Vornado Included Interests and (y) audited consolidated financial statements of the JBG Included Interests, in each case, for each of the two fiscal years immediately preceding the Combination Transactions (and ending at least ninety days prior to the Combination Transactions); (ii) as soon as internal financial statements are available, and in any event at least 15 days prior to the Closing Date, unaudited consolidated financial statements of the Vornado Included Interests and the JBG Included Interests (collectively, the “Included Interests”) for the fiscal quarter ended March 31, 2017; (iii) to the extent internal financial statements are available prior to the Closing Date, unaudited consolidated financial statements of the Included Interests for the fiscal quarter ended June 30, 2017; (iv) to the extent available to the REIT or any of its subsidiaries, customary additional audited and unaudited financial statements for all probable or pending acquisitions by the REIT or any of its subsidiaries; and (v) customary pro forma consolidated financial statements of the REIT for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements of the Included Interests were delivered under the preceding clauses (i), (ii) or, to the extent available, (iii), prepared after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Closing Date as if the Transactions and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), in each case meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended, which financial information, in the case of each of clauses (i) through (v) shall be reasonably acceptable to the Bank Parties; and

(h)                                 the Bookrunners (a) shall have received all information relating to the REIT and its subsidiaries and the Included Interests as is required or otherwise reasonably requested to prepare a customary confidential information memorandum (in a form and scope consistent with the information contained in confidential information memoranda used by the Bookrunners (or any of their affiliates) for syndicated credit facilities of a type similar to the Senior Credit Facilities, the “Required Information”) for the syndication of the Senior Credit Facilities and (b) shall have been afforded a period of 45 days from the later of (x) the date of this Commitment Letter and (y) the date of the receipt of such Required Information.

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3.                                      Syndication.

(a)                                 The Bookrunners intend and reserve the right to syndicate the Senior Credit Facilities and you acknowledge and agree that the Bookrunners intend to commence syndication efforts promptly following your acceptance of this Commitment Letter and the Fee Letters and to continue such syndication to the Closing Date (or such earlier date on which the Commitment Letter shall expire or be terminated).

(b)                                 You agree to actively assist the Bookrunners in achieving a syndication of the Senior Credit Facilities that is satisfactory to us and you.  To assist the Bookrunners in their syndication efforts, you agree that you will, and will cause your representatives and non-legal advisors to (i) promptly provide the Bank Parties and the other Lenders upon request all information available to you and reasonably deemed necessary by the Bookrunners to assist the Bookrunners and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make available to prospective Lenders senior management of the REIT and the Borrower on reasonable prior notice and at reasonable times and places, (iii) host, with the Bookrunners, one or more meetings with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause the REIT and your and the REIT’s affiliates and advisors to assist, the Bookrunners in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication, and (v) use your commercially reasonable efforts to ensure that the syndication efforts of the Bookrunners benefit materially from your existing lending relationships.

(c)                                  The Bookrunners and/or one or more of their affiliates will exclusively manage, in consultation with you, all aspects of the syndication of the Senior Credit Facilities, including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Bookrunners and the Arrangers will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities as Bookrunners or Arrangers, as applicable, which such commitments, allocations, titles and fees shall, unless otherwise agreed by the Borrower, follow the syndication strategy shared by Wells Fargo Securities with the Borrower prior to the date hereof (the “Syndication Strategy”).  The final selection of Lenders and final allocations of commitments in respect of the Senior Credit Facilities as of the Closing Date will be subject to your approval (such approval not to be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing the Initial Lenders may assign portions of their commitments hereunder to one or more other persons (each, an “Assignee”) that will assume such portions of its commitments; provided that, solely to the extent such assignment was approved by you (such approval not to be unreasonably withheld, conditioned or delayed), upon the effectiveness of any such assignment to and assumption by an Assignee that becomes either a party hereto or a party to the applicable Financing Documentation (including pursuant to a joinder agreement or other legally binding agreement), each assigning Initial Lender will be released from the portions of its commitments so assigned and assumed (such assignments to be allocated, as among the Initial Lenders, in the manner determined by the Bookrunners in consultation with you and consistent with the Syndication Strategy) (each such approved Assignee, an “Approved Assignee”; it being understood that any institution identified in the Syndication Strategy is hereby deemed to be an Approved Assignee.  No Lender shall receive compensation from you or the REIT with respect to the Senior Credit Facilities outside the terms contained herein and in the Fee Letters in order to obtain its commitment to participate in the Senior Credit Facilities and no Lender shall receive compensation that is more than the compensation being paid to the Lead Lenders in respect of their Commitments.

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4.                                      Information.

(a)                                 You represent, warrant and covenant that (i) all written information and data (other than the Projections, as defined below, forward looking information and information of a general economic or industry nature) concerning the REIT, the Borrower, and their subsidiaries and the Transactions that has been or will be made available to the Bank Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects as of the date made available and does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or when taken together with all other information previously furnished thereto, omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) all financial projections concerning the REIT, the Borrower, and their subsidiaries that have been or will be made available to the Bank Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Bank Parties or the Lenders by the REIT, it being understood that the Projections are not to be viewed as facts or guaranties of future performance, that actual results may vary materially from the Projections and that you make no representation that the Projections will in fact be realized.  You agree that if, at any time prior to the Closing Date you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances.  We will be entitled to use and rely upon, without responsibility to independently verify, the Information and the Projections.

(b)                                 You acknowledge that (i) the Bank Parties on your behalf will make available the Information, Projections and other marketing materials and presentations, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on Intralinks, SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders (“Public Lenders”; all other Lenders, “Private Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the REIT, the Borrower or their affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  At the request of the Bookrunners, (A) you will assist, and cause the REIT and your and their affiliates and advisors to assist, the Bookrunners in the preparation of Informational Materials to be used in connection with the syndication of the Senior Credit Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, it being understood that all Informational Materials not identified by you as “PUBLIC” or not included in public filings made by you or any of your subsidiaries with the Securities and Exchange Commission shall be deemed to be “PRIVATE AND CONFIDENTIAL” unless you otherwise advise the Bookrunners. Notwithstanding the foregoing, you agree that the Bank Parties may distribute the following documents to all prospective Lenders (including Public Lenders) on your behalf, unless you advise the Bank Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders:  (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes to Senior Credit Facilities’ terms, (y) financial information regarding the REIT, the Borrower and their subsidiaries (other than Projections) (so long as such information is distributed in a manner consistent with the immediately preceding sentence) and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the credit agreement and

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other loan documents for the Senior Credit Facilities (the “Financing Documentation”).  If you advise the Bookrunners in writing (including by e-mail) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Bank Parties will not distribute such materials to Public Lenders without further discussions with you.  Before distribution of any Informational Materials (a) to prospective Private Lenders, you shall provide the Bookrunners with a customary letter authorizing the dissemination of the Informational Materials and confirming as of the date of the Informational Materials the accuracy and completeness in all material respects of the Information contained therein, when taken as a whole, and (b) to prospective Public Lenders, you shall provide the Bookrunners with a customary letter authorizing the dissemination of the Public Informational Materials and confirming as of the date of the Public Informational Materials the accuracy in all material respects of the Information contained therein, when taken as a whole, and the absence of MNPI therefrom.  In the event that any Public Lender becomes a Lender under the Senior Credit Facilities, it shall designate one or more persons who are entitled to view materials containing MNPI to the same extent as Private Lenders.

5.                                      Indemnification.

You agree to indemnify and hold harmless the Bank Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature (including reasonable and documented out-of-pocket legal expenses as described below), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Fee Letters, the Financing Documentation and the closing of the Transactions) or (ii) the use or the contemplated use of the proceeds of the Senior Credit Facilities, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees, expenses and charges of one primary counsel to the Indemnified Parties, one specialty counsel to the Indemnified Parties in each relevant specialty, one local counsel to the Indemnified Parties in each relevant local jurisdiction and in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Parties that are similarly situated in each relevant jurisdiction) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence, bad faith or willful misconduct or material breach of its obligations hereunder or under the Financing Documentation, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) any dispute solely among the Indemnified Parties (other than any claims against an Indemnified Party in its capacity as an agent or arranger or any similar role hereunder or under the Senior Credit Facilities) and not directly resulting from any act or omission of you, the REIT or any of your or their respective subsidiaries or affiliates.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence,

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bad faith or willful misconduct or material breach of its obligations hereunder or under the Financing Documentation.  Each of the Bank Parties shall only have liability to you (as opposed to any other person), and each of the Bank Parties shall be liable solely in respect of its own Commitment for the Senior Credit Facilities, on a several, and not joint, basis with any other Lender.  No Indemnified Party shall be liable to the REIT, you, your affiliates or any other person for any special, indirect, consequential or punitive damages that may be alleged as a result of this Commitment Letter, the Fee Letters, the Financing Documentation or any other element of the Transactions.  No Indemnified Party shall be liable to the REIT, you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined in a final, non-appealable judgment by a court of competent jurisdiction.  You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (c) requires no action on the part of the Indemnified Party other than its consent.  If (i) you are required to indemnify an Indemnified Party pursuant to the terms of this Commitment Letter and (ii) you have provided evidence reasonably satisfactory to such Indemnified Party that you have the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to the applicable indemnity proceeding, such Indemnified Party shall not settle or compromise any such indemnity proceeding without your prior written consent (which consent shall not be unreasonably withheld or delayed).

6.                                      Expenses.  You shall reimburse each of the Bank Parties, from time to time on demand for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses and due diligence expenses) of the Bank Parties and all reasonable printing, reproduction, document delivery, travel, CUSIP, Intralinks, SyndTrak Online and communication costs incurred in connection with the syndication and execution of the Senior Credit Facilities and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters and the Financing Documentation; provided, however, that the expenses of legal counsel shall be limited to one law firm identified by the Administrative Agent (and if necessary, one local counsel identified by the Administrative Agent in any relevant material jurisdiction).

7.                                      Confidentiality.

(a)                                 This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed or publicly announced by you in whole or in part to any person without our prior written consent, except for (i) the disclosure hereof or thereof on a confidential basis to the REIT, the Borrower and any of their subsidiaries and any directors, officers, employees, accountants, attorneys and other professional advisors of the REIT, the Borrower and any of their subsidiaries who have agreed to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions or are otherwise bound by confidentiality obligations by virtue of employment conditions or standards of professional conduct or (ii) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof); provided that you may disclose, after your acceptance of the Commitment Documents, (A) the existence and contents of this Commitment Letter (including the Term Sheet) and the existence but not the contents of any Fee Letter (other than the aggregate amount of fees paid or payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges;

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and (B) the Term Sheet to any ratings agency in connection with the Transactions.  The Bank Parties shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities in connection with obtaining a CUSIP number, and, with your prior written approval, in marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject, in each case, to confidentiality obligations set forth herein; provided, however, that, subsequent to the Closing Date, your approval shall not be required for “tombstones” and other similar references to the Senior Credit Facilities in pitch materials prepared by any of the Bank Parties.

(b)                                 Each Bank Party agrees that it will use all information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Bank Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Bank Party, to the extent permitted by law, rule and regulation and reasonably practicable, agrees to inform you promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Bank Party or any of their respective affiliates, their business or operations (in which case such Bank Party, to the extent permitted by law, rule and regulation and reasonably practicable, agrees to inform you promptly thereof prior to disclosure except with respect to any audit or examination conducted by both accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (iii) to the extent that such information becomes publicly available other than by reason of improper disclosure or violation of this Commitment Letter by such Bank Party or any of its affiliates, (iv) to the extent that such information is received by such Bank Party from a third party that is not to their knowledge subject to confidentiality obligations to you or the REIT, or your or their respective affiliates, (v) to the extent that such information is independently developed by such Bank Party, (vi) to such Bank Party’s affiliates and their respective officers, directors, employees, legal counsel, independent auditors, accountants, professionals and other experts or agents or representatives solely in connection with the Transactions who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for such persons’ compliance with this paragraph), (vii) to any of its respective affiliates solely in connection with the Transactions (provided that such affiliate is informed of the confidential nature of such information and has been advised of its obligation to keep information of this type confidential, and each of us shall be responsible for our respective affiliates’ compliance with this paragraph), (viii) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of their affiliates or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or substantially similar language) which agreement may be in writing or by “click through” agreement or another affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligation in respect thereof pursuant to customary syndication practice, (ix) for purposes of establishing a “due diligence” defense or (x) to enforce their respective rights hereunder or under the Fee Letters.  The Bank Parties’ obligations under this paragraph shall automatically terminate (and, if applicable, be superseded by the confidentiality provisions in the Financing Documentation) upon the earlier of (x) two years following the date of the Commitment Letter and (y) execution and delivery of the Financing Documentation and initial funding thereunder.

(c)                                  The Bank Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies the Borrower, the REIT and their subsidiaries which information includes your and/or their name and address, tax identification number

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and other information that will allow the Bank Parties and the other Lenders to identify you and such other parties in accordance with the Patriot Act.

8.             Other Services.

(a)           Nothing contained herein shall limit or preclude the Bank Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

(b)           You acknowledge that the Arrangers and their affiliates (the term “Arrangers” as used in this paragraph being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities or persons with whom you or your affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you so long as it does not violate any express contractual obligations set forth herein, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c)           In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facilities and any related arranging or other services described in this Commitment Letter are an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Bank Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Bank Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your or the REIT’s affiliates, equity holders, creditors, directors, officers or employees or any other party, (iii) none of the Bank Parties or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Bank Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and none of the Bank Parties has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in this Commitment Letter, (iv) the Bank Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and none of the Bank Parties shall have any obligation to disclose any of such interests, and (v) none of the Bank Parties has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any of the Bank Parties and their respective affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

9.             Acceptance/Expiration of Commitment Letter.

(a)           This Commitment Letter and the respective Commitments and agreements of the Lead Lenders and the respective undertakings of the Bookrunners and the Arrangers set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time, Standard or Daylight, as applicable) on May 3, 2017 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letters shall have been delivered to Wells Fargo Securities (or, in the case of the applicable Fee Letters, to the applicable Arrangers party thereto) by such time.

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(b)           In the event this Commitment Letter is accepted by you as provided in the last paragraph hereof, the respective Commitments and agreements of the Lead Lenders and the respective undertakings of the Bookrunners and the Arrangers set forth herein shall automatically terminate without further action or notice upon the earliest to occur of (i) at 5:00 p.m. (Eastern Time, Daylight or Standard, as applicable) on August 30, 2017 if the Closing Date shall not have occurred by such time and (ii) notice from us or you of a material breach by you or us under this Commitment Letter or any Fee Letter.

10.          Survival.  The sections of this Commitment Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the respective Commitments of the Lead Lenders and the respective undertakings of the Bookrunners and the Arrangers set forth herein (regardless of whether definitive Financing Documentation is executed and delivered); provided, that your obligations under such sections (except the section relating to Expenses to the extent such section relates to expenses incurred on or prior to the Closing Date) of this Commitment Letter shall be superseded by any corresponding provisions of such definitive Financing Documentation addressing the matters which are the subject of such sections of this Commitment Letter.  The Sections relating to Syndication and Information shall survive until completion of the syndication of the Senior Credit Facilities, which shall be deemed to have been completed upon the closing of the Senior Credit Facilities unless otherwise agreed in writing by the parties hereto.

11.          Governing Law.  THIS COMMITMENT LETTER AND THE FEE LETTERS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR ANY FEE LETTER. The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or any Fee Letter or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, New York, New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Bank Parties shall be effective service of process against such party for any action or proceeding relating to any such dispute.  The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.  A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Bank Parties.

12.          Miscellaneous.  This Commitment Letter and the Fee Letters embody the entire agreement among the Bank Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof.  Those matters that are not covered or made clear herein, in the Term Sheet or the Fee Letters are subject to mutual agreement of the parties.  No person has been authorized by any of the Bank Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letters.  This Commitment Letter and the Fee Letters shall not be assignable by you or us without the prior written consent of each of the other parties hereto, and any purported assignment without such consent shall be void; provided, that MLPF&S may, without notice to you or any other party, assign its rights and obligations under this Commitment Letter and any Fee Letter to any other registered broker-dealer wholly-owned by Bank of America

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Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.  This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party.  This Commitment Letter and the Fee Letters may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letters by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.  This Commitment Letter and the Fee Letters may only be amended, modified or superseded by an agreement in writing signed by each of you and the Bank Parties that specifically provides such with reference to this Commitment Letter or the Fee Letters, as applicable.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to Wells Fargo Securities, together with executed counterparts of the Fee Letters (or, in the case of the applicable Fee Letters, to the applicable Arrangers party thereto), by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Matthew Ricketts
Name: Matthew Ricketts
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Amit Khimji
Name: Amit Khimji
Title: Managing Director

SIGNATURE PAGE TO JBG SMITH PROPERTIES L.P. COMMITMENT LETTER

BANK OF AMERICA, N.A.

By:	/s/ Robert J. Wratten
Name: Robert J. Wratten
Title: Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Ananda Reynolds
Name: Ananda Reynolds
Title: Director

SIGNATURE PAGE TO JBG SMITH PROPERTIES L.P. COMMITMENT LETTER

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Carl Evenstad
Name: Carl Evenstad
Title: Director

By:	/s/ Barbara Heubner
Name: Barbara Heubner
Title: Vice President

SIGNATURE PAGE TO JBG SMITH PROPERTIES L.P. COMMITMENT LETTER

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sangeeta Mahadevan
Name: Sangeeta Mahadevan
Title: Executive Director

SIGNATURE PAGE TO JBG SMITH PROPERTIES L.P. COMMITMENT LETTER

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Kinnery Clinebell
Name: Kinnery Clinebell
Title: Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Michael Miller
Name: Michael Miller
Title: Managing Director

SIGNATURE PAGE TO JBG SMITH PROPERTIES L.P. COMMITMENT LETTER

CITIZENS BANK, N.A.

By:	/s/ Donald W. Woods
Name: Donald W. Woods
Title: Senior Vice President

CITIZENS BANK, N.A.

By:	/s/ Samuel A. Bluso
Name: Samuel A. Bluso
Title: Managing Director

SIGNATURE PAGE TO JBG SMITH PROPERTIES L.P. COMMITMENT LETTER

Agreed to and accepted as of the date first above written:

JBG SMITH PROPERTIES LP

By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President and Secretary

SIGNATURE PAGE TO JBG SMITH PROPERTIES L.P. COMMITMENT LETTER

Annex A

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

JBG SMITH PROPERTIES LP

Senior Unsecured Credit Facilities

MAY 3, 2017

This confidential Summary of Terms and Conditions is for discussion purposes only and does not represent a commitment to lend on the part of Wells Fargo Bank, National Association or any of its affiliates. It is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions regarding the proposed Facilities. It is intended only to outline the primary business points around which such Facilities may be presented for approval. The existence of this Summary of Terms and Conditions and its contents are confidential and shall not be shared by the recipients hereof with any other person or entity without the prior consent of Wells Fargo Securities LLC.

Borrower:	JBG Smith Properties LP, a Delaware limited partnership (the “Borrower”), the operating partnership of JBG Smith Properties, a Maryland real estate investment trust (the “REIT”).

Guarantors:	None, except as set forth in the section herein entitled “Recourse”.

Collateral:	None.

Joint Bookrunners:

Wells Fargo Securities LLC (as lead left), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and JPMorgan Chase Bank, N.A. (“JPMorgan”) as Joint Bookrunners for the Revolving Credit Facility and for the Tranche A-1 Term Loan Facility; and Wells Fargo Securities LLC, Capital One, National Association (“Capital One”), PNC Capital Markets LLC (“PNC Capital”) and Citizens Bank, N.A. (“Citizens”) as Joint Bookrunners for the Tranche A-2 Term Loan Facility (collectively, the “Bookrunners”).

Joint Lead Arrangers:

Wells Fargo Securities LLC (as lead left), MLPF&S, JPMorgan, Capital One, PNC Capital and Citizens as Joint Lead Arrangers for the Revolving Credit Facility (the “Revolving Facility Arrangers”); Wells Fargo Securities LLC (as lead left), MLPF&S, JPMorgan, Capital One, PNC Capital and Citizens as Joint Lead Arrangers for the Tranche A-1 Term Loan Facility (the “Tranche A-1 Arrangers”); and Wells Fargo Securities LLC (as lead left), Capital One, PNC Capital and Citizens as Joint Lead Arrangers for the Tranche A-2 Term Loan Facility (the “Tranche A-2 Arrangers” and together with the Revolving Facility Arrangers and the Tranche A-1 Arrangers, the “Arrangers”).

Administrative Agent:	Wells Fargo Bank, National Association (“Administrative Agent” or “Wells Fargo”) for the Facilities.

Syndication Agents:

Bank of America, N.A. (“Bank of America”) and JPMorgan for the Revolving Credit Facility and the Tranche A-1 Term Loan Facility; and Capital One, PNC Bank, National Association (“PNC Bank”) and Citizens for the Tranche A-2 Term Loan Facility.

Documentation Agents:	[TBD].

Purpose:

Proceeds of the Facilities shall be used (x) to pay fees and expenses in connection with the combination transactions (the “Combination Transactions”) described in and made pursuant to that certain Master Transaction Agreement, dated October 31, 2016, by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., and JBG/Operating Partners, L.P. and (y) for general corporate purposes and general working capital needs of the Borrower.

Initial Lenders:	Wells Fargo, Bank of America, JPMorgan, Capital One, PNC Bank and Citizens.

Lenders:	A syndicate of lenders arranged by the Bookrunners, including the Initial Lenders, acceptable to the Borrower.

Facility Types and Commitment Amounts:

Up to $1,400,000,000 in senior unsecured credit facilities (the “Facilities”) comprised of (x) a $1,000,000,000 unsecured, revolving line of credit (the “Revolving Credit Facility”; and each of the Lenders under the Revolving Credit Facility, the “Revolving Credit Lenders”), (y) a $200,000,000 five and a half-year senior unsecured term loan facility (the “Tranche A-1 Term Loan Facility”) and (z) a $200,000,000 seven-year senior unsecured term loan facility (the “Tranche A-2 Term Loan Facility” and together with the Tranche A-1 Term Loan Facility, collectively, the “Term Loan Facilities”; and each of the Lenders under the Term Loan Facilities, the “Term Loan Lenders”). The amount of the Revolving Credit Facility at any given time during the term shall be herein referred to as the “Revolving Credit Facility Amount”. Subject to the terms of the Facilities documents, the Borrower may borrow, repay and reborrow amounts under the Revolving Credit Facility only. No portion of the Term Loan Facilities may be reborrowed upon repayment.

Delayed Draw Feature:

Advances under each of the Term Loan Facilities (prior to any increases in the Term Loan Facilities per the accordion feature described in the paragraph below) will be available in a single borrowing or multiple borrowings. Advances are to be drawn in accordance with the following:

•                Tranche A-1 Term Loan Facility Delayed Draw Period: within 24 months of the Facilities Effective Date subject to the following:

•                25% drawn on the Facilities Effective Date;

•                Additional 25% drawn within six months of the Facilities Effective Date;

•                Remaining 50% drawn within 24 months of the Facilities Effective Date;

•                Commitment amounts not drawn within the time periods set forth above shall be terminated.

•                Tranche A-2 Term Loan Facility to be drawn within 12 months of the Facilities Effective Date. Commitment amounts not drawn within 12 months of the Facilities Effective Date shall be terminated.

Accordion:

Subject to obtaining additional commitments from existing Lenders or new lenders approved by the Company, Administrative Agent and with respect to increases of the Revolving Credit Facility Amount, the Fronting Banks and the Initial Lenders making Swingline Loans (such approval not to be unreasonably withheld or delayed), and customary conditions to effectiveness, including no Default or Event of Default existing as of such increase, the Borrower shall have the ability to increase the Revolving Credit Facility Amount, request additional term loans under any existing Term Loan Facility and/or add one or more new revolving or term loan tranches; provided that the aggregate amount of the Facilities shall not exceed $2,000,000,000. Each such increase in the amount of the Facilities shall be in an increment of not less than $25,000,000 and in the aggregate shall not exceed $600,000,000. Any increased commitments and incremental facilities shall be pari passu in right of payment with the Facilities.

Term:

Revolving Credit Facility to terminate four (4) years from the Facilities Effective Date (as the same may be extended as contemplated in the paragraph below, the “Revolving Credit Facility Maturity Date”). Tranche A-1 Term Loan Facility to terminate five and one-half (5.5) years from the Facilities Effective Date. Tranche A-2 Term Loan Facility to terminate seven (7) years from the Facilities Effective Date.

The Borrower may extend the Revolving Credit Facility Maturity Date on two occasions for a period of six months per extension; provided that no Event of Default exists, all representations and warranties of the Borrower contained in the Facilities documents shall be true and correct in all material respects (and in all respects to the extent qualified by material adverse effect or other materiality qualifier) on and as of the date of the applicable Extension Notice (except in those cases where such representation or warranty expressly relates to an earlier date and except for changes in factual circumstances not prohibited under the Facilities documents), and the Borrower pays an extension fee equal to 0.0625% of the Revolving Credit Facility Amount for the first extension and 0.075% of the Revolving Credit Facility Amount for the second extension.

Amortization:	Interest only until maturity.

Required Lenders:

Lenders having at least 51% of the aggregate amount of the sum of the Revolving Credit Facility commitments and the outstanding principal balance of the Term Loan Facilities, or, if the Revolving Credit Facility commitments shall have been terminated or reduced to zero, Lenders holding at least 51% of the aggregate unpaid principal amount of the outstanding principal balance under the Facilities; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the pro rata shares of the Lenders shall be redetermined, for voting purposes only, to exclude the pro rata shares of such Defaulting Lenders.

Certain Defined Terms:

As set forth on Schedule 1 attached hereto and, except as specifically set forth on such Schedule 1, as set forth more fully in that certain Amended and Restated Credit Agreement dated November 7, 2016, among Vornado Realty L.P., as the borrower, JPMorgan Chase Bank, N.A., as the Administrative Agent, and the lenders party thereto, (as amended or otherwise modified up to and including the date of this Summary of Terms and Conditions, the “Existing Credit Agreement”).(1)

Interest Rate/Facility Fee:

At the Borrower’s option (other than swingline advances, which shall bear interest at the rate specified in clause (ii)), (i) LIBOR Interest Rate plus the Applicable Margin, which for LIBOR Loans is the “LIBOR Spread,” below, or (ii) Base Rate plus the Applicable Margin, which for Base Rate Loans is the “Base Rate Spread,” below. From and after the Investment Grade Election, a competitive bid option (“Money Market Option”) is also available.

The Applicable Margin and corresponding Facility Fee with respect to the Facilities shall be determined based on the ratio of Total Outstanding Indebtedness to Capitalization Value pursuant to the tables below titled “Pricing Grid — Leverage”.

In the event that the Borrower obtains a credit rating of BBB-/Baa3 or

(1)   Except as set forth in, or contemplated by, this Summary of Terms and Conditions and for operational changes thereto to reflect Wells Fargo’s role as Administrative Agent and other mutually agreed-upon updates to reflect current market practice for similarly-situated borrowers, it is expected that the terms of the Facilities documents shall be substantially consistent with the Existing Credit Agreement.

better from Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Services, Inc. (“Moody’s”) applicable to the senior, unsecured, non-credit enhanced long-term debt of the Borrower (an “Investment Grade Rating”) during the term of the Revolving Credit Facility and/or the Term Loan Facilities, at the one-time irrevocable election of the Borrower (the “Investment Grade Election”) upon written notice to the Administrative Agent and the Lenders, the Applicable Margin and corresponding Facility Fee shall be based on the Borrower’s long-term unsecured senior debt ratings from Moody’s, S&P, Fitch or another nationally recognized rating agency as follows: The Applicable Margin and corresponding Facility Fee shall be determined based on the level corresponding to the lower of the highest two ratings; provided that if the higher two ratings are from S&P and Moody’s, then the Applicable Margin and corresponding Facility Fee shall be determined based on the higher of such two ratings. During any period for which the Borrower has received a rating from only one rating agency, the Applicable Margin and corresponding Facility Fee shall be determined based on such rating so long as such rating is from either S&P or Moody’s. During any period that the Borrower has (a) no rating from any rating agency or (b) received a rating from only one rating agency that is neither S&P or Moody’s, the Applicable Margin and corresponding Facility Fee for purposes of this clause (b) shall be determined based on Level 5.

Pricing Grid — Leverage

Ratio of Total Outstanding Indebtedness to Capitalization Value	LIBOR Spread for Tranche A-1 Term Loan Facility	Base Rate Spread for Tranche A-1 Term Loan Facility	LIBOR Spread for Tranche A-2 Term Loan Facility	Base Rate Spread for Tranche A-2 Term Loan Facility	LIBOR Spread for Revolving Credit Facility	Base Rate Spread for Revolving Credit Facility	Facility Fee

<30%	1.200%	0.200%	1.550%	0.550%	1.100%	0.100%	0.150%

> 30 and <35%	1.200%	0.200%	1.650%	0.650%	1.100%	0.100%	0.150%

>35% and <40%	1.300%	0.300%	1.700%	0.700%	1.150%	0.150%	0.200%

>40% and <45%	1.350%	0.350%	1.750%	0.750%	1.200%	0.200%	0.200%

>45% and <50%	1.400%	0.400%	1.900%	0.900%	1.250%	0.250%	0.200%

>50% and <55%	1.500%	0.500%	2.050%	1.050%	1.300%	0.300%	0.300%

>55%	1.700%	0.700%	2.350%	1.350%	1.500%	0.500%	0.300%

Pricing Grid - Ratings

Level	S&P/Moody’ s/Fitch Rating	LIBOR Spread for Tranche A-1 Term Loan Facility	Base Rate Spread for Tranche A-1 Term Loan Facility	LIBOR Spread for Tranche A-2 Term Loan Facility	Base Rate Spread for Tranche A-2 Term Loan Facility	LIBOR Spread for Revolving Credit Facility	Base Rate Spread for Revolving Credit Facility	Facility Fee

1	A-/A3 or better	0.900%	0.000%	1.500%	0.500%	0.825%	0.000%	0.125%

2	BBB+/Baa1	0.950%	0.000%	1.550%	0.550%	0.875%	0.000%	0.150%

3	BBB/Baa2	1.100%	0.100%	1.650%	0.650%	1.000%	0.000%	0.200%

4	BBB-/Baa3	1.350%	0.350%	1.900%	0.900%	1.200%	0.200%	0.250%

5	<BBB-/Baa3/ Unrated	1.750%	0.750%	2.450%	1.450%	1.550%	0.550%	0.300%

Base Rate to be defined as the highest of (x) Administrative Agent’s Prime Rate on the applicable date, (y) the Federal Funds Rate plus 0.50% on the applicable date, and (z) the LIBOR Interest Rate for one-month plus 1.00%; provided that if as so determined the Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of the Facilities documents.

Default Interest Rates:

For Base Rate Loans, shall be the Base Rate plus the Applicable Margin plus 2%, and for LIBOR Loans, shall be the LIBOR Interest Rate plus the Applicable Margin plus 2% until the end of the relevant Interest Period, and thereafter the Base Rate plus the Applicable Margin plus 2%.

LIBOR Options:	One, three, or six months, or a period of one week, in each case not to extend beyond the applicable maturity date for such loan.

Interest Payment Period:

Interest will be payable monthly in arrears on Base Rate Loans. Interest on LIBOR Loans will be payable at the end of the applicable interest period, but in no event less frequently than every three months. Interest on Money Market Loans will be payable in arrears at the end of the applicable interest period, but in no event less frequently than quarterly. The Facilities will include customary market provisions concerning computation of LIBOR (including that if the LIBOR rate is less than zero, such rate shall be deemed to be zero), adjustments for reserves and capital adequacy, liquidity and yield protection and indemnification (as more fully described under the heading “Increased Costs”). If LIBOR is for any reason unavailable (as determined by the Administrative Agent), then following the expiration of any then existing LIBOR interest periods, amounts outstanding under the Facilities will bear interest at a per annum rate equal to the Base Rate during the period of such unavailability. Only eight (8) (with respect to the Revolving Credit

Facility) and five (5) (with respect to the Term Loan Facilities) discrete segments of a Lender’s pro rata portion of LIBOR Loans for a designated Interest Period may be outstanding at any one time.

Fees:	Certain fees in connection with the Facilities will be as specified on Exhibit A attached hereto.

Money Market Loans:

For so long as the Borrower’s senior unsecured credit rating is investment grade from S&P or Moody’s, the Borrower may request Money Market Loans not to exceed 50% of the aggregate Revolving Credit Facility commitments, in the minimum amount of $5,000,000 and larger multiples of $1,000,000. The Revolving Credit Lenders may, but have no obligation to, make such offers and the Borrower may, but has no obligation to, accept such offers. Any Lender making a Money Market Loan is hereinafter referred to as a “Designated Lender.”

Swingline Loans:

At the Borrower’s option, the Initial Lenders will jointly make Swingline Loans, upon same day notice by the Borrower, in amounts of $3,000,000 or greater and in multiples of $1,000,000, not to exceed $75,000,000; provided, that the aggregate principal amount of Swingline Loans owing to any Initial Lender shall not exceed the lesser of (a) $12,500,000 and (b) the commitment of such Initial Lender under the Revolving Credit Facility, minus the aggregate outstanding principal amount of extensions of credit (including Swingline Loans and Letters of Credit) made by such Initial Lender under the Revolving Credit Facility. The commitments for Swingline Loans will be shared equally by the Initial Lenders. Swingline Loans are subject to the availability under the Revolving Credit Facility.

Letters of Credit:

Letters of Credit shall be issued by one (or more, if necessary) of the Fronting Banks in an amount of at least $100,000 in each case, or such lesser amount as may be agreed to by the applicable Fronting Bank; provided, that, unless such Fronting Bank shall otherwise consent thereto, no Fronting Bank shall be obligated to issue letters of credit in an aggregate amount greater than $25,000,000 at any time. Without the consent of the Administrative Agent, no Letter of Credit shall have an expiration date later than 12 months following the issuance date (without regard to any automatic renewal provisions thereof) and in no event later than one year beyond the Revolving Credit Facility Maturity Date. Notwithstanding the above restriction, in the event any Letters of Credit are issued and outstanding on the date that is fourteen (14) days prior to the Revolving Credit Facility Maturity Date, the Borrower shall deliver by wire transfer of immediately available funds a cash deposit in the amount of such Letters of Credit. Such funds shall be held by Administrative Agent and applied to repay the amount of each drawing under such Letters of Credit on or after the Revolving Credit Facility Maturity Date. Such funds, with any interest earned thereon, will be returned to the Borrower (and may be returned from time to time with respect to any applicable Letter of Credit) on the earlier of (a) the date that the applicable Letter of Credit or Letters of Credit expire in accordance with their terms; and (b) the date that the applicable Letter of Credit or Letters of Credit are cancelled. The Letter of Credit usage shall be limited to the lesser of (i) $150,000,000 minus the face amount of all other Letters of Credit then issued and outstanding, and (ii) the available Revolving Credit Commitments.

Letter of Credit Fronting Banks:

The Fronting Banks will be the Initial Lenders and any other institution designated by the Borrower from among those institutions identified by the Administrative Agent as permissible Fronting Banks, including Lenders affiliated with any passive Arrangers appointed for the Facilities, and willing to act as a Fronting Bank. The commitments for Letters of Credit will be shared equally by the Fronting Banks, and the Borrower and the Fronting Banks shall use reasonable efforts, to the extent practical, to cause any Letters of Credit to be issued by the Fronting Banks on a proportionate basis in accordance with their respective Letter of Credit commitments although, for the avoidance of doubt, no single Letter of Credit will be required to be issued by more than one Fronting Bank unless the amount of such Letter of Credit will exceed the available Letter of Credit commitment of the applicable Fronting Bank.

Letter of Credit Fees:

A rate per annum equal to the Applicable Margin for LIBOR Loans minus 0.125%, and 2% during the period of continuance of an Event of Default, times the face amount of the applicable Letter of Credit payable to the Administrative Agent for the benefit of the Lenders, based on the available amount of each Letter of Credit, payable quarterly in arrears.

Fronting Bank Fee:	An amount equal to 0.125% per annum of the issued and undrawn face amount of each Letter of Credit, payable to each Fronting Bank for its account, quarterly in arrears.

Notice of Committed Borrowing:

At the time the Borrower requests a loan under the Revolving Credit Facility or a Term Loan Facility, it shall deliver to Administrative Agent a borrowing certificate which will state the date of the loan, the amount of the loan, type of loan, interest period (where applicable), and certify the accuracy of all representations and warranties in all material respects and in all respects to the extent qualified by material adverse effect or other materiality qualifier (except in those cases where such representation or warranty expressly relates to an earlier date and except for changes in factual circumstances not prohibited under the Facilities documents) and that no Default or Event of Default has occurred and is continuing.

Defaulting Lender:	Substantially conforming to the standard “defaulting lender” provisions set forth in the Existing Credit Agreement.

Conditions Precedent to the Initial Extension of Credit:

The effective date of the Facilities and the Lender’s obligation to make the initial advance under any of the Facilities (the “Facilities Effective Date”) is subject to customary closing conditions for Facilities of this nature (as determined in the good faith judgment of the Administrative Agent), including:

•                     Negotiation and execution of satisfactory closing documentation
•                     Accuracy of representations and warranties
•                     No Default or Event of Default
•                     Customary opinions of counsel to the Borrower

•                     Payment of fees required to be paid as of the Facilities Effective Date and expenses for which invoices have been presented on or prior to the Facilities Effective Date

•                     The Combination Transactions shall have been consummated

•                     Receipt and review of pro forma compliance certificate and financial projections for the REIT’s consolidated operations calculated as of the most recent quarter ending at least 50 days prior to the Facilities Effective Date (or fiscal year ending at least 95 days prior to the Facilities Effective Date, whichever is later)

•                     The Form 10 filed with respect to the REIT’s common stock shall have become effective and the REIT’s common stock shall have been approved for listing on the New York Stock Exchange

•                     Compliance with the PATRIOT Act and other “know-your-customer” rules and regulations (provided, the Lenders shall have requested and received any such know-your-customer documentation at least ten (10) business days and seven (7) business days, respectively, prior to the Facilities Effective Date).

Conditions to All Advances:

Customary for Facilities of this nature, including:

•                     Accuracy of all representations and warranties in all material respects and in all respects to the extent qualified by material adverse effect or other materiality qualifier (except in those cases where such representation or warranty expressly relates to an earlier date and except for changes in factual circumstances not prohibited under the Facilities documents)

•                     No Default or Event of Default has occurred and is continuing

•                     Notice of Committed Borrowing delivered in advance three (3) LIBOR business days for LIBOR Loans, same business day for Base Rate Loans (made by 11:00 a.m. (Eastern time)), and same business day for Swingline Loans (made by 2:00 p.m. (Eastern time))

•                     Incremental Borrowing Amounts: $1,000,000, or an integral multiple of $100,000 in excess thereof

Closing Into Escrow:

Once the parties have negotiated the terms of the definitive Facilities documents, but no sooner than 120 days prior to the anticipated closing date, the Borrower, the Lenders and the Administrative Agent may, if requested by the Borrower, execute and deliver into escrow signature pages to the Facilities documents prior to the consummation of Combination Transactions (the date of such delivery into escrow being the “Escrow Date”). Release of such signature pages from escrow will be conditioned upon (i) the Form 10 filed with respect to the REIT’s common stock having become effective; (ii) the Combination Transactions having occurred; (iii) the REIT’s common stock having been approved for listing on the New York Stock Exchange; (iv) delivery of updated disclosure schedules, if any, to credit agreement for the Facilities in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and (v) satisfaction (as determined in the good faith judgment of the Administrative Agent) or waiver of the other conditions precedent described above to the Facilities Effective Date (which other conditions will not include absence of a material adverse change in the financial or credit markets). If the conditions to release of such signature pages have not been satisfied within 120 days of the Escrow Date, the escrow shall terminate and the signature pages shall be returned to the respective parties without the Facilities documents being deemed delivered by the parties.

Optional Commitment Reduction:

Reductions of all or any portion of the Commitments under the Facilities, in any event, in integral multiples of $1,000,000, may be made at any time. Each such reduction under the Facilities shall be irrevocable, and the amounts so reduced may not be borrowed or reborrowed.

Voluntary Prepayments:

The Facilities may be voluntarily prepaid, in whole or in part, by the Borrower, subject to customary breakage costs incurred for repayments of LIBOR Loans made prior to the expiration of the applicable interest period and, with respect to the Tranche A-2 Term Loan Facility only, the Prepayment Fee described on Exhibit A hereto.

Prepayments will be allowed with respect to (a) Base Rate Loans and Money Market Loans bearing interest at the Base Rate, upon same business day notice and (b) LIBOR Loans, upon three business days’ notice, in each case, in a minimum amount of $1,000,000 (or such lesser amount if being prepaid in full).

Representations and Warranties:

Consistent with those set forth more fully in the Existing Credit Agreement (subject to revisions as may be mutually agreed), including:

•                     Valid existence, power and authority

•                     No conflicts; compliance with law

•                     Enforceability of Facilities documents

•                     No litigation with expectation of material adverse effect

•                     Good title to properties

•                     Payment of taxes

•                     ERISA compliance

•                     No default on outstanding judgments or orders

•                     No defaults under other agreements with expectation of material adverse effect

•                     Non-holding company/investment company status
•                     Environmental compliance
•                     Solvency
•                     Fair presentation of financial information

•                     Valid existence of Subsidiaries subject in its entirety (other than with respect to any Guarantor) to Material Adverse Change qualification

•                     Maintenance of insurance
•                     Full disclosure
•                     Use of proceeds
•                     Governmental approvals
•                     Principal offices

•                     REIT status of the REIT, which (or a wholly owned Subsidiary of the REIT) shall be the general partner of the Borrower

•                     No Default or Event of Default
•                     Labor matters
•                     Anti-corruption laws and sanctions
•                      Neither the Borrower, the REIT nor any Guarantor is an EEA Financial Institution

Affirmative Covenants:

Consistent with those set forth more fully in the Existing Credit Agreement (subject to revisions as may be mutually agreed), including:
•                     Maintenance of existence
•                     Maintenance of books and records
•                     Maintenance of insurance
•                     Compliance with law, including anti-corruption laws and sanctions
•                     Right of inspection
•                     Payment of taxes
•                     Environmental compliance
•                     Maintenance of properties

•                     Financial and other reporting (including provisions that such reporting covenants may be satisfied by filing the same in electronic format with the SEC, by posting the same on its website or by other means of electronic delivery (and, except with respect to financial statements, Borrower shall not be required to provide notice to the Administrative Agent or any Lender of the filing or posting of such information)), including:

•           annual and quarterly financials

•           certification of financial compliance and absence of default

•           notice of litigation in respect of the loan documents or any other litigation that, if adversely determined, is likely to result in a material adverse change; default and event of default; sale or acquisition of assets in excess of $500,000,000; material adverse change; material environmental matters; change in credit rating (applicable after the Investment Grade Election)

•           delivery of copies of proxy statements and other shareholder deliveries

•           if reasonably requested by the Administrative Agent: rent rolls, capital expenditure summaries, and other information reasonably requested

•           Use of proceeds and conduct of business to ensure compliance with anti-corruption laws and sanctions

Negative Covenants:

Consistent with those set forth more fully in the Existing Credit Agreement (subject to revisions as may be mutually agreed), including:

•                     No merger or consolidation by the Borrower or the REIT (except where the Borrower or the REIT is the surviving entity or in a transaction of which the purpose is to redomesticate such entity in another United States jurisdiction) or sale or other disposition of the Borrower’s or the REIT’s assets substantially as an entirety (whether now owned or hereafter acquired), without the consent of the Required Lenders, which consent shall not be unreasonably withheld

•                     No liquidation, winding-up or dissolution of the Borrower or the REIT or discontinuance of its business, without the consent of the Required Lenders, which consent shall not be unreasonably withheld

•                     No amendment to the governing documents of the Borrower which would be reasonably likely to have a material adverse effect, without the consent of the Required Lenders, which consent shall not be unreasonably withheld

•                     So long as the REIT is not a guarantor of the Facilities, no incurrence of Indebtedness or change in business activities of the REIT, no acquisition of any material assets by the REIT other than additional interests in the Borrower and as otherwise permitted by the Borrower’s partnership agreement, in each case subject to materiality exceptions to be mutually agreed.

•                     Cash and other property may only be distributed to the REIT by the Borrower in anticipation of payment by the REIT of dividends to its shareholders.

Financial Covenants:

The Borrower shall not permit (in each case measured as of the end of each quarter):

•                     Total Outstanding Indebtedness to exceed 60% of Capitalization Value at the end of any calendar quarter; provided, however, with respect to any period in which the Borrower or any of its Consolidated Businesses or UJVs have acquired Real Property Assets, Total Outstanding Indebtedness to Capitalization Value for such quarter and the next three (3) succeeding quarters may increase to 65%, provided such ratio does not exceed 60% for the quarter immediately thereafter; for purposes of this covenant, (i)

Total Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Outstanding Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to call such debt prior to maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents, and (ii) Capitalization Value shall be adjusted by deducting therefrom the amount by which Total Outstanding Indebtedness is adjusted under clause (i); for purposes of determining Capitalization Value for this covenant only, (A) costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period, and (B) Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000 and without inclusion of the Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV;

•                     Ratio of Combined EBITDA to Fixed Charges to be less than 1.50:1.00;

•                     Ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense to be less than 1.50:1.00;

•                     Ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets to exceed 60%; provided, however, with respect to any period in which the Borrower or any of its Consolidated Businesses or UJVs have acquired Real Property Assets, Unsecured Indebtedness to Capitalization Value of Unencumbered Assets for such quarter and the next three (3) succeeding quarters may increase to 65%, provided such ratio does not exceed 60% for the quarter immediately thereafter; for purposes of this covenant, (i) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Unsecured Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to call such debt prior to maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as the Borrower shall specify solely for this purpose (the “Unsecured Indebtedness Adjustment”), and (ii) Capitalization Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under clause (i); for purposes of determining Capitalization Value of Unencumbered Assets for this covenant only, (A) costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period, and (B) Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000 as well as any Unrestricted Cash and Cash Equivalents used to determine the “Secured Indebtedness Adjustment” described below, and without inclusion of the Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV;

•                     Ratio of Secured Indebtedness to Capitalization Value to exceed 50%; for purposes of this covenant, (i) Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Secured Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to call such debt prior to maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as the Borrower shall specify solely for this purpose (the “Secured Indebtedness Adjustment”) and (ii) Capitalization Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted under clause (i); for purposes of determining Capitalization Value for this covenant only, (A) costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period, and (B) Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000 as well as any Unrestricted Cash and Cash Equivalents used to determine the “Unsecured Indebtedness Adjustment” described above, without inclusion of the Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

•                     Notwithstanding anything contained herein to the contrary, any Debt of the REIT shall be deemed to be Debt of the Borrower (provided that the same shall be without duplication), for purposes of calculating the financial covenants set forth herein.

Events of Default:

The following shall be “Events of Default”, consistent with those set forth more fully in the Existing Credit Agreement (subject to revisions as may be mutually agreed), including:

•                     Failure to pay principal when due;

•                     Failure to pay interest when due or fees or any other amount, and such failure continues for a period of (i) in the case of interest, five days after the due date, and (ii) in the case of fees, five days after notice from the Administrative Agent;

•                     Any representation, warranty, certification or statement in the Facilities documents or any Borrower deliveries is incorrect in any material respect (or in any respect to the extent qualified by material adverse effect or other materiality qualifier);

•                     Failure to perform negative covenants, financial covenants or the affirmative covenants with respect to preservation of existence with respect to the REIT, the Borrower or any Guarantor and use of proceeds;

•                     Failure to comply with any other covenant within 30 days after notice, subject to extension if reasonably necessary (not to extend beyond the maturity date) and the Borrower is diligently prosecuting cure;

•                     A default under other Debt by the Borrower due to the Borrower’s failure (a) to pay any Debt the Recourse component of which to the Borrower is equal to or greater than $50,000,000 when due after the expiration of any applicable grace period, or (b) to perform or observe other terms, covenants and conditions under agreements relating to any such Debt, when required to be performed or observed, if the effect of such failure is to accelerate, or permit the acceleration of, after notice or lapse of time or both, the maturity of such Debt, or any such Debt shall be declared due and payable or required to be prepaid (other than regularly scheduled prepayment or customary non-default events, such as mandatory prepayments triggered by asset sales or casualty events) prior to stated maturity;

•                     Insolvency proceeding or bankruptcy event of the Borrower or the REIT;

•                     One or more judgments, decrees or orders for the payment of money aggregating in excess of $50,000,000 is rendered against the Borrower or the REIT and continues in effect for 60 days without being vacated, discharged, satisfied or stayed or bonded pending appeal (excluding (x) amounts for which insurance coverage has not been denied by the applicable carrier and (y) judgments, decrees or orders in respect of Debt that is not Recourse to the Borrower or the REIT);

•                     If any of the following events shall occur or exist with respect to any Plan: (a) any Prohibited Transaction; (b) any Reportable Event; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) a condition exists which gives rise to imposition of a lien under Section 412(n) or (f) of the Code on the Borrower, the REIT or any ERISA Affiliate, and in each case above, if either (1) such event or conditions, if any, result in the Borrower, the REIT or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or is reasonably likely to exceed $20,000,000, and the same continues unremedied or unpaid for a period of forty-five (45) consecutive days or (2) such event or conditions, if any, is reasonably likely to result in the Borrower, the REIT or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or may exceed $20,000,000 and such event or condition is unremedied, or such tax, penalty or other liability is not reserved against or the payment thereof otherwise secured to the reasonable satisfaction of the Administrative Agent, for a period of forty-five (45) consecutive days after notice from the Administrative Agent;

•                     Assets of the Borrower or the REIT at any time constitute “plan assets” for purposes of ERISA;

•                     Change of control, to include, (i) any person or group is or becomes the beneficial owner, directly or indirectly, of more than 40% of the total voting power of the then outstanding voting stock of the REIT; (ii) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the REIT (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the REIT was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Trustees of the REIT; (iii) the REIT shall cease to own or control, directly or indirectly, more than 50% of the outstanding equity interests of the Borrower; or (iv) the REIT, or a wholly owned subsidiary of the REIT, shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower substantively in the same manner as provided for in the Borrower’s partnership agreement as contained in the Form 10 most recently filed with the SEC prior to the Escrow Date, except as a result of a transaction expressly permitted under the Facilities documents; and

•                     The REIT shall fail at any time to (i) maintain at least one class of its common shares with has trading privileges on the New York Stock Exchange or the American Stock Exchange or is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or (ii) maintain its status as a self-directed and self-administered REIT, and in either case such failure shall remain for thirty (30) consecutive calendar days after notice thereof.

Notwithstanding the foregoing, in the event of a Default or Event of Default arising as a result of the determination of any asset, Consolidated Business or UJV as an Unencumbered Asset at any particular time of reference, if such Default or Event of Default is capable of being cured solely by the exclusion of such asset, Consolidated Business or UJV as an Unencumbered Asset, the Borrower shall be permitted a period not to exceed fifteen (15) days from the earlier of (x) the date upon which a responsible officer of the Borrower obtains knowledge of such Default or Event of Default (as applicable) or (y) the date upon which the Borrower has received written notice of such Default or Event of Default from the Administrative Agent to remove such asset, Consolidated Business or UJV as an Unencumbered Asset upon delivery of each of the following: (i) written notice thereof and (ii) a compliance certificate excluding such asset, Consolidated Business or UJV as an Unencumbered Asset and evidencing compliance with the financial covenants for the periods such asset, Consolidated Business or UJV was determined to be an Unencumbered Asset.

Recourse:

The Facilities will be a direct senior, unsecured, recourse obligation of (i) the Borrower and (ii) any Subsidiary of the REIT solely in the event such Subsidiary is a borrower or a guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness in excess of $1,000,000 (the foregoing collectively, the “Guarantors”, and individually, a “Guarantor”); provided, that the guarantee requirement shall not apply to (a) subordinated intercompany Unsecured Indebtedness owing to the REIT, (b) intercompany Unsecured Indebtedness between or among the Borrower and its Subsidiaries, (c) Unsecured Indebtedness of any non-wholly owned Subsidiary the incurrence of which was not subject to the control or affirmative consent of the Borrower or any of its Subsidiaries unless such non-wholly owned Subsidiary of the Borrower guarantees Unsecured Indebtedness described above of the REIT or any wholly owned Subsidiary of the REIT. The Guarantors shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Facilities, including certain cash management obligations and hedging obligations.

In no event shall the REIT have any personal liability under the Facilities, either individually or as general partner of the Borrower, by application of applicable law or otherwise, except to the extent the REIT misappropriates funds, rents or insurance proceeds or engages in willful misconduct or fraud; provided, however, that the REIT shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Facilities if the REIT is a borrower or a guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness.

Indemnification:

The Borrower will indemnify the Lender(s) against all losses, liabilities, claims, damages (excluding lost profits or other consequential damages), or expenses to the extent provided in the Existing Credit Agreement (subject to customary exceptions with respect to any indemnified party for gross negligence, bad faith or willful misconduct of such indemnified party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, a material breach by such indemnified party of its obligations under the Facilities documentation, as determined by a court of competent jurisdiction in a final, non-appealable judgment, and any dispute solely among indemnified parties (except in connection with claims or disputes (1) against the Administrative Agent and/or any Bookrunner or any Arranger in their respective capacities relating to whether the conditions to any credit event have been satisfied, (2) against the Administrative Agent, any Bookrunner and/or any Arranger in their respective capacities with respect to a defaulting lender or the determination of whether a Lender is a defaulting lender, (3) against the Administrative Agent, any Bookrunner and/or the Arrangers in their respective capacities as such and (4) directly resulting from any act or omission on part of the REIT, the Borrower, any Guarantor or any other Subsidiary, and without duplication of tax and yield maintenance matters otherwise addressed pursuant to the other provisions of the Facilities documentation). If (i) the Borrower is required to indemnify an indemnified party pursuant the terms of the Facilities documentation and (ii) Borrower has provided evidence reasonably satisfactory to such indemnified party that the Borrower has the financial wherewithal to reimburse such indemnified party for any amount paid by such indemnified party with respect to the applicable indemnity proceeding, such indemnified party shall not settle or compromise any such indemnity proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

Amendments, Waivers and Voting:

Amendments and waivers with respect to the loan documents shall require the signature of the Required Lenders and the Administrative Agent; provided that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following: (1) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders), (2) reduce principal, interest or fees or any other amount due under the Facilities documents (other than a waiver of default interest and changes in calculation of the ratio of Total Outstanding Indebtedness to Capitalization Value that may indirectly affect pricing), (3) postpone any date fixed for payment of such principal, interest or fees, (4) change the definition of Required Lenders, (5) modify the Lender voting provisions, (6) waive any default in payment or any bankruptcy default, (7) release all or substantially all of the Guarantors or permit assignment by the Borrower of its rights under the Facilities documents or (8) permit the expiration date of any Letter of Credit to be later than the first anniversary of the Revolving Credit Facility Maturity Date; (b) any amendment or waiver of provisions relating to the time specified for payment of principal, interest and fees with respect to Money Market Loans shall be binding upon a Designated Lender only if signed by such Designated Lender and (c) any amendment or waiver of provisions relating solely to the rights or obligations of the Revolving Credit Lenders or a tranche of Term Loan Lenders, and not any other Lenders, shall only require the signature of Revolving Credit Lenders or the Term Loan Lenders for such tranche, as applicable, having 51% of the aggregate Revolving Credit Facility commitments (or, if the Revolving Credit Facility commitments shall have been terminated or reduced to zero, Revolving Credit Lenders holding at least 51% of the aggregate outstanding principal balance of the Revolving Credit Facility) or outstanding principal balance of such tranche of Term Loan Facility, as applicable.

In addition, the Facilities documentation will contain customary lender replacement provisions for, among other things, non-consenting lenders, defaulting lenders, increased cost lenders or the illegality or suspension asserted by any Lender to fund or maintain LIBOR Loans (and “amend and extend” provisions allowing for the extension of the maturity of the commitments of consenting Lenders in exchange for consideration payable only to such consenting Lenders). The Facilities documentation will also permit amendments and/or supplements jointly agreed to by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake or defect in any provision of the Facilities documentation.

Assignments and Participations:

The Lenders shall be permitted to sell participations in their loans and commitments to one or more banks or other permitted institutions, prior to an Event of Default in minimum amounts of not less than $5,000,000, and during the continuance of an Event of Default, in any amount. To the extent provided in each participation agreement, participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. The Lenders shall be permitted to assign their loans and commitments only to one or more Eligible Assignees, subject to the consent of the Administrative Agent, the Fronting Banks, the Initial Lenders and, if no Event of Default is continuing, the Borrower (which consent in each case shall not be unreasonably withheld or delayed). A fee of $3,500 shall be payable by the assignor to the Administrative Agent upon any assignment.

So long as no Event of Default shall have occurred and be continuing, no Lender shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations which would result in such Lender holding a Commitment without participants of less than Ten Million Dollars ($10,000,000) which minimum amount shall be reduced pro rata as a result of a cancellation or reduction of the aggregate Commitments; provided, however, that no Lender shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted.

EU Bail-In Provisions:	The loan document for the Facilities will include customary EU Bail-In provisions.

Expenses:

The Borrower will pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and, solely in connection with the initial closing and syndication of the Facilities, the Bookrunners associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facilities, including, without limitation, the reasonable and documented out-of-pocket legal fees of counsel to the Administrative Agent and costs and expenses in connection with the use of SyndTrak, IntraLinks, Inc. or other similar information transmission systems in connection with the Facilities documentation, regardless of whether or not the Facilities close. The Borrower will also pay the expenses of the Administrative Agent, the Bookrunners, the Arrangers and each Lender (but in the case of legal counsel, subject to customary limitations in relation to the sharing of one legal counsel for the Administrative Agent, the Bookrunners, the Arrangers and such Lenders taken together absent a conflict of interest) in connection with the “workout” or enforcement of any loan documentation for the Facilities. Other than to the extent constituting a condition to the closing of the Facilities, expense reimbursement obligations shall be due and payable not later than 15 business days following receipt of a reasonably detailed invoice therefor.

Increased Costs:

Facilities documents to contain customary provisions protecting the Lenders in the event of adoption or changes in withholding or other taxes and in the event of the unavailability of funding, illegality, capital adequacy, liquidity, increased costs and funding losses as a result of any future law, regulation, guideline or directive or interpretation thereof (including (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, guidelines and rules issued thereunder and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case, regardless of the date enacted, adopted, promulgated, implemented or issued, provided, however, that if the applicable Lender shall have implemented changes prior to the Facilities Effective Date in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a regulatory change with respect to such Lender), provided the Lenders are generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers. The Borrower shall not be obligated to compensate any Lender for increased costs for any amounts attributable to any period which is more than 180 days prior to the Lender’s delivery of notice thereof to the Borrower.

Use for Mortgages:

Consistent with Section 12.21 of the Existing Credit Agreement, from time to time, the Borrower may request an advance to refinance or acquire certain secured mortgage debt of the Borrower and/or its subsidiaries and, in connection therewith request that such advances be secured by an amended and restated mortgage (in favor of Administrative Agent for the benefit of the Lenders) on the mortgaged property and evidenced by a separate mortgage note executed by the Borrower and/or one or more Subsidiaries (provided that if the Borrower shall not execute such mortgage note, the Borrower shall execute a guaranty of such mortgage note), such mortgage, note and related agreements (including such nondisturbance, intercreditor, and/or subordination agreements as the Borrower may request that are reasonably satisfactory to the Administrative Agent) to be in form and substance reasonably acceptable to Administrative Agent and consistent in all respect with the terms of the Facilities; provided that (i) no such mortgage may encumber a property located in a Special Flood Hazard Area, and (ii) at least seven (7) business days prior to the recordation of any mortgage, the Borrower shall deliver, or cause to be delivered, to all Lenders a legal description and special flood hazard determination form for all property proposed to be encumbered thereby.

Bottom-Up Guarantees:

At the Borrower’s request from time to time, Administrative Agent shall accept “bottom-up” guaranties of the Facilities from limited partners in the Borrower in such amounts and on such terms as the Borrower shall request, provided that any Administrative Agent shall have reasonably satisfied itself with respect to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and other similar restrictions in respect of any such proposed guarantor.

Governing Law and Forum:	New York

Counsel for the Lenders:	Sidley Austin LLP

Schedule 1

Definitions

“Banking Day” means (1) any day except a Saturday or Sunday on which commercial banks are not authorized or required to close in New York City and (2) whenever such day relates to a LIBOR Loan, a Money Market Loan, an Interest Period with respect to a LIBOR Loan or a Money Market Loan, or notice with respect to a LIBOR Loan or Money Market Loan, a day on which dealings in Dollar deposits are carried out in the London interbank market and banks are open for business in London and New York City, and (3) in the case of Letters of Credit transactions for a particular Fronting Bank, any day except a Saturday or Sunday on which commercial banks are not authorized or required to close in the place where its office for issuance or administration of the pertinent Letter of Credit is located and New York City.

“Borrower’s Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statements of operations, changes in equity and cash flows, and footnotes thereto, of the Borrower, in each case prepared in accordance with GAAP and as filed with the SEC as SEC Reports.

“Borrower’s Pro Rata Share” means an amount determined based on the pro rata ownership of the equity interests of a person by the Borrower and the Borrower’s consolidated subsidiaries.

“Capitalized Development Costs” means development cost (including land and building being readied for development or redevelopment expected to commence within the next 12 months) capitalized in accordance with GAAP.  Development costs for a Real Property Business on which development has been completed for at least 24 months or redevelopment has been completed for at least 18 months shall be excluded from Capitalized Development Costs.

“Capitalization Value” means, at any time, the sum (without duplication) of:

(1) with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clauses (2) and (3) below), individually determined, the greater of (x) Combined EBITDA from such Real Property Businesses (a) in the case of all Real Property Businesses other than hotels, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) 75% of the Gross Book Value of such Real Property Businesses;

(2) with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clause (3) below) acquired during the four (4) fiscal quarters most recently ended, the Gross Book Value of such Real Property Business (except for any such Real Property Business which the Borrower has elected in a compliance certificate delivered to the Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (1));

(3) Capitalized Development Costs (except with respect to any Real Property Business which the Borrower has elected in a compliance certificate delivered to the Administrative Agent prior to the relevant 18- or 24-month period, as applicable, be included in determinations of Capitalization Value under the preceding clause (1));

(4) with respect to Other Investments, which do not have publicly traded shares, the Net Equity Value of such Other Investments;

(5) with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) Combined EBITDA from such Real Property UJVs (a) in the case of all Real Property UJVs other than those owning hotels, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at the rate of 6.0%, less the Borrower’s Pro Rata Share of any Indebtedness attributable to such Real Property UJVs, and (y) the Net Equity Value of such Real Property UJVs (subject to the last sentence of this definition); and

(6) without duplication, the Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable, and the fair market value of publicly traded securities, at such time, all as determined in accordance with GAAP.

For clarity, the parties acknowledge and agree that the calculations pursuant to clause (1)(x) and (y), clause (2), clause (3) and clause (5)(x) and (y) above in this definition are intended to be made on a Real-Property-Asset-by-Real-Property-Asset basis.  For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Combined EBITDA will be reduced by actual Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value in excess of 35% of the total Capitalization Value from all Real Property Businesses and Other Investments owned by UJVs shall not be included in Capitalization Value, and (3) the aggregate contribution to Capitalization Value from leasing commissions and management and development fees in excess of 15% of Combined EBITDA shall not be included in Capitalization Value. To the extent that liabilities of a Real Property UJV are Recourse to the Borrower or the REIT, then for purposes of clause (5)(y) above, the Net Equity Value of such Real Property UJV shall not be reduced by such Recourse liabilities.

“Capitalization Value of Unencumbered Assets” means, at any time, the sum (without duplication) of:

(1) with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clauses (2) and (3) below), individually determined, the greater of (x) Unencumbered Combined EBITDA from such Real Property Businesses (a) in the case of all Real Property Businesses other than hotels, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels, the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) 75% of the Gross Book Value of such Real Property Businesses constituting Unencumbered Assets;

(2) with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clause (3) below) constituting

Unencumbered Assets acquired during the four (4) fiscal quarters most recently ended, the Gross Book Value of such Real Property Business (except for any such Real Property Business which the Borrower has elected in a compliance certificate delivered to the Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (1));

(3) Capitalized Development Costs (except with respect to any Real Property Business which the Borrower has elected in a compliance certificate delivered to the Administrative Agent prior to the relevant 18- or 24-month period, as applicable, be included in determinations of Capitalization Value under the preceding clause (1));

(4) with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) the Unencumbered Combined EBITDA from such Real Property UJVs (a) in the case of Real Property UJVs other than those owning hotels, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) the Net Equity Value of such Real Property UJVs constituting Unencumbered Assets; and

(5) without duplication, the Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and the fair market value of publicly traded securities that are Unencumbered Assets of the Borrower, at such time, all as determined in accordance with GAAP.

For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Unencumbered Combined EBITDA will be reduced by actual Unencumbered Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value of Unencumbered Assets in excess of 35% of the total Capitalization Value of Unencumbered Assets from the aggregate of all Real Property Businesses owned by UJVs, Real Property Businesses subject to Permitted Transfer Restrictions of the type described in clause (c) of the definition thereof and notes and mortgage loans receivable that are Unencumbered Assets at such time, as determined, in accordance with GAAP, shall not be included in Capitalization Value of Unencumbered Assets, and (3) the aggregate contribution to Capitalization Value of Unencumbered Assets from leasing commissions and management and development fees in excess of 15% of Unencumbered Combined EBITDA shall not be included in Capitalization Value of Unencumbered Assets.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (d) domestic corporate bonds, other than domestic corporate bonds issued by the Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by the Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least A or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by the Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-2 and P-2 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars, Pounds Sterling, Euros or Yen that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent) and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments at least 75% of which consist of the items described in clauses (a) through (h) above.

“Code” means the Internal Revenue Code of 1986.

“Combined EBITDA” means, for any quarter, the Borrower’s Pro Rata Share of net income or loss plus Interest Expense, income taxes, depreciation and amortization and excluding (x) the effect of extraordinary or non-recurring items (such as, without limitation, (i) gains or losses from asset sales, (ii) gains or losses from debt restructurings or write-ups or forgiveness of indebtedness (including prepayment premiums), and costs and expenses incurred during such period with respect to acquisitions (whether or not consummated) during such period, (iii) severance and non-cash stock based compensation expenses and other restructuring, impairment or one-time changes, and (iv) non-cash gains or losses from foreign currency fluctuations), (y) other non-cash charges (such as, without limitation, share-based compensation), and (z) transaction and restructuring costs and expenses incurred in connection with the Combination Transactions (other than severance costs and expenses) to the extent arising on or prior to the eighteen-month anniversary of the Facilities Effective Date (or such later date as determined by the Administrative Agent in the exercise of its reasonable discretion), all as determined in accordance with GAAP, of Consolidated Businesses and UJVs (provided, however, that for purposes of determining the ratio of Combined EBITDA to Fixed Charges, Combined EBITDA of UJVs shall exclude UJVs that are not Real Property UJVs), as the case may be, multiplied by four, provided however, that Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the assets in accordance with GAAP and shall not include any corporate general and administrative expenses of the Borrower, the REIT, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

“Consolidated Businesses” means, at any time, the Borrower and Subsidiaries of the Borrower that the Borrower consolidates in its consolidated financial statements prepared in accordance with GAAP, provided, however, that UJVs which are consolidated in accordance with GAAP are not Consolidated Businesses.

“Debt” means, at any time, without duplication, (i) all indebtedness and liabilities of a Person for borrowed money, secured or unsecured, including mortgage and other notes payable (but excluding any indebtedness to the extent secured by cash or cash equivalents or marketable securities, or defeased), as determined in accordance with GAAP, and (ii) without duplication, all liabilities of a Person consisting of indebtedness for borrowed money, determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the consolidated financial statements of such Person as of that date (excluding contingent liabilities constituting Debt that is Without Recourse).  For purposes of determining “Total Outstanding Indebtedness” and “Debt”, the term “without duplication” shall mean (without limitation) that amounts loaned from one Person to a second Person that under GAAP would be consolidated with the first Person shall not be treated as Debt of the second Person.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.

“Eligible Assignee” means, subject to customary exceptions for defaulting lenders, the Borrower or any of its Affiliates and natural persons, a Lender, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa1 by Moody’s or a comparable rating by a rating agency acceptable to the Administrative Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as the Borrower or the REIT or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or REIT or is required to be treated as a single employer with the Borrower or the REIT under Section 414(m) or 414(o) of the Code.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day provided that (1) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Banking Day as so published on the next succeeding Banking Day, and (2) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average of the rates quoted by three Federal Funds brokers to Administrative Agent on such day on such transactions; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of the Facilities documents.

“Fixed Charges” means, without duplication, in respect of any quarter, the sum of (i) the Borrower’s Pro Rata Share of Interest Expense for such period attributable to Debt in respect of Consolidated Businesses and Real Property UJVs, as well as to any other Debt that is recourse to the Borrower, multiplied by four (4); and (ii) distributions during such period on preferred units of the Borrower, as determined on a consolidated basis, in accordance with GAAP, multiplied by four (4).

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the pro forma financial statements delivered as of the Facilities Effective Date (captioned “Financial Statements”) (except for changes concurred to by the Borrower’s Accountants); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application of any such change on the operation of such provision, or if the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision of the Facilities documents for such purpose, in either case, regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied for purposes of the Facilities documents immediately before such change shall have become effective.  The calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Notwithstanding anything in this Agreement to the contrary, the financial covenants shall ignore the adoption of ASU 2016-02 such that Capital Leases shall specifically exclude any operating leases under GAAP as in effect on the Facilities Effective Date and upon the adoption of ASU 2016-02.

“Gross Book Value” means the undepreciated book value of assets comprising a business, determined in accordance with GAAP.

“Interest Expense” means, for any quarter, the consolidated interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of the Borrower that is attributable to the Borrower’s Pro Rata Share in its Consolidated Businesses in respect of Real Property Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts and premiums; (3) any payments or fees (other than up-front fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs (to the extent not included above) multiplied by the Borrower’s Pro Rata Share in the UJVs in respect of Real Property Businesses, in all cases as reflected in the Borrower’s Consolidated Financial Statements, provided that there shall be excluded from Interest Expense capitalized interest covered by an interest reserve established under a loan facility (such as capitalized construction interest provided for in a construction loan).  “Interest Expense” shall be determined without regard to the effects thereon of ASC 470-20 with respect to the non-cash portion of interest expense attributable to convertible Debt.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by the Borrower or the REIT or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Facilities document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person (unless such prohibition does not apply to Liens securing the Facilities); provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, (ii) an agreement relating to Unsecured Indebtedness containing restrictions substantially similar to, or taken as a whole, not more restrictive than, the restrictions contained in the Facilities documents (as determined by the Borrower in good faith), (iii) Permitted Transfer Restrictions and (iv) Permitted Sale Restrictions, in each case, shall not constitute a Negative Pledge.

“Net Equity Value” means, at any time, the total assets of the applicable business less the total liabilities of such business less the amounts attributable to the minority interest in such business, in each case as determined on a consolidated basis, in accordance with GAAP, subject to the last sentence of the definition of Capitalization Value.

“Other Investment” means a Consolidated Business or UJV that does not own primarily Real Property Assets or publicly traded securities, including, without limitation, those entities more particularly set forth on a schedule to be attached to the Facilities documents.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Sale Restrictions” means obligations, encumbrances or restrictions contained in any Real Property Business or Real Property Asset sale agreement restricting the creation of Liens on, or the sale, transfer or other disposition of Equity Interests or property that is subject to, such Real Property Business or Real Property Asset pending such sale; provided that the encumbrances and restrictions apply only to the Subsidiary or assets that are subject to such Real Property Business or Real Property Asset.

“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Real Property Asset, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, (b) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Debt entered into with limited partners or members of the Borrower or of any other Subsidiary of the REIT imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements, and (c) customary major decision rights in favor of partners or co-investors requiring approvals of transfers, mortgage liens, pledges and changes in beneficial ownership in the ordinary course of business.

“Plan” means any employee benefit or other plan (other than a Multiemployer Plan) established or maintained, or to which contributions have been or are required to be made, by the Borrower or the REIT or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Real Property Asset” means an asset from which income is, or upon completion expected by the Borrower to be, derived predominantly from contractual rent payments under leases with unaffiliated third party tenants, hotel operations, tradeshow operations or leasing commissions and management and development fees, and shall include those investments in mortgages and mortgage participations owned by the Borrower as to which the Borrower has demonstrated to the Administrative Agent, in the Administrative Agent’s reasonable discretion, that Borrower has control of the decision-making functions of management and leasing of such mortgaged properties, has control of the economic benefits of such mortgaged properties, and holds the right to acquire such mortgage properties.

“Real Property Business” means a Consolidated Business or UJV that primarily is engaged in the ownership, operation, leasing, management or development or investing in a Real Property Asset.

“Real Property UJV” means a UJV that is a Real Property Business.

“Recourse” means, with reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly.  For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such person has an ownership interest in such obligor, provided that such person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g. by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor).  A guaranty of Debt issued by the Borrower or the REIT (as distinguished from a Subsidiary) shall be Recourse, but a guaranty for completion of improvements in connection with Debt shall be deemed Without Recourse, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Secured Indebtedness” means, at any time, that portion of Total Outstanding Indebtedness that is not Unsecured Indebtedness.

“Total Outstanding Indebtedness” means, at any time, without duplication, the sum of Debt of the Borrower, the Borrower’s Pro Rata Share of Debt in respect of Consolidated Businesses, and any Debt of UJVs to the extent Recourse to the Borrower, as determined on a consolidated basis in accordance with GAAP.

“UJVs” means, at any time, (1) investments of the Borrower that are accounted for under the equity method in the Borrower’s Consolidated Financial Statements prepared in accordance with GAAP and (2) investments of the Borrower in which the Borrower owns less than 50% of the equity interests and that are consolidated in the Borrower’s Consolidated Financial Statements prepared in accordance with GAAP.

“Unencumbered Assets” means, collectively, assets, reflected in the Borrower’s Consolidated Financial Statements, owned in whole or in part, directly or indirectly, by the Borrower and not subject to any Lien to secure all or any portion of Secured Indebtedness or to any Negative Pledge, and assets of Consolidated Businesses and UJVs which are not subject to any Lien to secure all or any portion of Secured Indebtedness or to any Negative Pledge (in each case, including without limitation, assets subject to a 1031 exchange transaction on terms to be mutually agreed in the Facilities documentation).

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets; provided that Unencumbered Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the Unencumbered Assets in accordance with GAAP and shall not include any corporate general and administrative expenses of the Borrower, the REIT, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

“Unrestricted Cash and Cash Equivalents” means Cash or Cash Equivalents owned by the Borrower, and the Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any Consolidated Businesses or UJV, that are not subject to any pledge, lien or control agreement, less amounts placed with third parties as deposits or security for contractual obligations;

provided that Unrestricted Cash and Cash Equivalents shall (a) not exclude Cash and Cash Equivalents subject to customary rights of set-off and statutory or common law provisions relating to bankers’ liens, and (b) include cash and Cash Equivalents representing the proceeds from the sale of an asset (the “Disposed Asset”; it being understood that no Disposed Asset shall constitute a Real Estate Asset from and after the date of such sale), which proceeds have been escrowed for a period not in excess of 180 days in anticipation of the acquisition of a property in connection with a 1031 exchange transaction, net of related tax obligations for the cancellation of such acquisition and transaction costs and expenses related thereto; provided that to the extent the amount of Unrestricted Cash and Cash Equivalents attributable to this clause (b) shall exceed 50% of the aggregate Unrestricted Cash and Cash Equivalents, such excess shall be excluded.

“Unsecured Indebtedness” means, at any time, Total Outstanding Indebtedness that is not secured by a lien on assets of the Borrower, a Consolidated Business or a UJV, as the case may be.

“Unsecured Interest Expense” means, for any quarter, the Borrower’s Pro Rata Share of Interest Expense attributable to Total Outstanding Indebtedness constituting Unsecured Indebtedness.

“Without Recourse” means, with reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated asset or assets only, subject to such exceptions to the non-recourse nature of such obligation or liability (such as, but not limited to, fraud, misappropriation, misapplication and environmental indemnities), as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability, and including any guaranty  for completion of improvements in connection with Debt, unless and except to the extent of a claim made under such guaranty that remains unpaid.

EXHIBIT A

CERTAIN FEES

Revolving Credit
Facility Fee:

The Borrower shall pay the Revolving Credit Lenders a facility fee (determined on a daily basis) equal to the commitment under the Revolving Credit Facility (whether or not utilized) times a corresponding per annum rate equal to (a) prior to the Investment Grade Election, the corresponding Facility Fee as set forth in the “Pricing Grid — Leverage” and (b) from and after the Investment Grade Election, the corresponding Facility Fee as set forth in the “Pricing Grid — Ratings”. Such fee shall be payable quarterly in arrears.

Term Loan Facilities
Unused Fee:

The Borrower shall pay the Term Loan Lenders an unused fee (determined on a daily basis) equal to the unused commitments under the Term Loan Facilities times 0.15% per annum, such fee commencing to accrue on the 91st day following the Facilities Effective Date. Such fee shall be payable quarterly in arrears.

Prepayment Fee:

To the extent the Borrower voluntarily makes a prepayment of principal on any Tranche A-2 Term Loan prior to the second anniversary of the Facilities Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders under the Tranche A-2 Term Loan Facility, a prepayment fee equal to (x) if such prepayment occurs prior to the first anniversary of the Facilities Effective Date, 2.00% of the principal amount so prepaid, and (y) if such prepayment occurs on or after the first anniversary of the Facilities Effective Date but prior to the second anniversary of the Facilities Effective Date, 1.00% of the principal amount so prepaid. Such fee shall be due and payable on the date of any such voluntary prepayment. Loans under the Revolving Credit Facility and Tranche A-1 Term Loans may be prepaid in full or in part without premium or penalty at any time during the term of such Facilities.

Calculations:

Accrued interest and fees shall be computed on the basis of a year of 360 days and the actual number of days elapsed, except that interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.